Exhibit 10.24

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

MASTER SERVICES AGREEMENT

This Master Services Agreement (this "MSA") is hereby entered into by Athena Bitcoin Global, a Corporation organized and existing under the laws of Nevada, USA, Athena Bitcoin Inc., a Corporation organized and existing under the laws of Delaware, USA, and Athena Bitcoin Holdings of El Salvador, a [•1 organized and existing under the laws of El Salvador (collectively, the "Company"), on the one hand, and [Ministerio de Hacienda de El Salvador] ("[Ministerio de Hacienda)"), and is effective as of August 20, 2021 ("MSA Effective Date"). In this MSA, Company and Ministerio de Hacienda are each referred to as a "Party" or collectively as the "Parties". Capitalized terms that are not defined in the body or exhibits of this MSA have the meanings set forth in Exhibit A (Definitions).

1.          MSA.

1.1             Service Addendums. From time to time, Ministerio de Hacienda and/or any of its Entities may procure services from Company and/or any of its Affiliates by executing an addendum to this MSA in the form attached hereto as Exhibit C (each addendum, a "Service Addendum"). Each Service Addendum will describe specific services that the Company Entities will provide to the Ministerio de Hacienda Entities (the "Services") and will set forth terms applicable to such Services. Each Service Addendum forms an independent agreement binding on each of the Ministerio de Hacienda Entities and Company Entities that execute it. By executing a Service Addendum, the applicable Ministerio de Hacienda Entities and Company Entities agree to the terms of the Service Addendum and the terms in this MSA.

1.2             Application of MSA to Service Addendums. When interpreting the terms of this MSA with respect to a given Service Addendum, (i) references to "Company", "Ministerio de Hacienda", and "Party" will be construed as references to the Company Entities and the Ministerio de Hacienda Entities that signed the Service Addendum, except where the context indicates otherwise, (ii) references to "Services" will be construed as references to the Services described in the Service Addendum, and (iii) references to a "Service Addendum" will refer to the terms of both the Service Addendum and the terms of this MSA as applicable to the Service Addendum. If there is a conflict between the terms of a Service Addendum and this MSA, the Service Addendum will control. For clarity, a Company Entity may not exercise any right set forth in this MSA that is intended, as indicated by the context, only to be exercised by the signatories to this MSA (e.g., termination rights with respect to this MSA).

1.3             Responsibility for Entities. Company will consult with each Company Entity (as applicable) that executes a Service Addendum to be informed of all terms of the Service Addendum prior to execution. Company will be jointly and severally liable for all the acts and omissions of, each Company Entity in connection with a Service Addendum, provided that no Company Entity shalt be obligated to conduct activities that will require it to possess a money transmission license in any US state, provided further that at all times, Company will be able to fully perform its obligations under this MSA and all Service Addendums.

2.             SERVICES.

With respect to the Services set forth in a Service Addendum, Company will provide the Services and perform as follows:

2.1             Provision of Services. Company will provide the Services in accordance with (i) the terms of the Service Addendum and (ii) Applicable Law. The Services will include all ancillary services required for Company to provide the Services to Ministerio de Hacienda, including all those that are inherent, necessary, or customary to provide the Services. Company will only use personnel who are suitably skilled, experienced, and qualified to provide the Services.

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2.2             Development and Integration. Company will develop and integrate the Services for use with the Bitcoin Digital Platform in accordance with the Service Addendum and the other requirements that Ministerio de Hacienda may provide to Company from time to time. Company will provide Ministerio de Hacienda with the Technology required for Ministerio de Hacienda to use or make available the Services for the Bitcoin Digital Platform as contemplated in a Service Addendum. Company will provide a dedicated integration and development team and all development resources necessary to fully integrate and develop the Services.

2.3             Performance Standards. Company will use its best efforts to perform the Services. All Services will be performed by Company in a workmanlike manner and, in any event, no less than with that degree of skill and care that Company uses when performing the same or similar services to its other customers (e.g., at least the same degree of accuracy, quality, completeness, timeliness, and responsiveness).

2.4             Reporting. Company will provide Ministerio de Hacienda with accurate and complete reports, in a form and format specified by Ministerio de Hacienda, in accordance with the Service Addendum or as reasonably requested by Ministerio de Hacienda.

2.5             Relationship Management. As part of the Services, Company will make available personnel (the "Ministerio de Hacienda RM Team") who will provide Ministerio de Hacienda with support services and other administrative, operational, technical, and partner support, as described in the Service Addendum or as reasonably requested by Ministerio de Hacienda. The Ministerio de Hacienda RM Team will be dedicated to Ministerio de Hacienda and adequate in number. The Ministerio de Hacienda RM Team will be available for regular, periodic meetings as reasonably determined by Ministerio de Hacienda to discuss the Services generally. Ministerio de Hacienda may request weekly reconciliation and reporting reviews and business and operations reviews to discuss any specific issues that arise in connection with the Services. The regular, periodic meetings may be held in person, by videoconference, or other format reasonably agreed by the Parties. Company may replace any member of the Ministerio de Hacienda RM Team by providing Ministerio de Hacienda with written notice (including via email) of such replacement. From time to time, Ministerio de Hacienda may raise concerns or issues regarding the Services to Company, and Company will make available its executives who have the decision-making power to address the concerns or issues raised.

2.6             Service Providers. Company will obtain Ministerio de Hacienda's prior written consent, or a waiver of such consent in writing, before using a Service Provider in connection with a Service Addendum. Company will use its best commercially reasonable efforts to obtain a written agreement with each Service Provider that enables Company to comply with its obligations under the Service Addendum, and such written agreement must not contradict or be inconsistent with the terms of the MSA and Service Addendum. Except as set forth in this Section 2.6, Company will not use a Service Provider. The acts and omissions of a Service Provider will be treated as the acts and omissions of Company, and Company will be responsible and liable for the acts and omissions of its Service Providers.

2.7             User Communications. Company will not, and will cause its Affiliates to not, communicate or otherwise contact any User in connection with the Services without Ministerio de Hacienda's prior written consent (including via email).

2.8             Continued Performance. Company acknowledges that the timely and complete performance of its obligations under each Service Addendum is critical to the business and operations of Ministerio de Hacienda and that time is of the essence, and Company will provide the Services and perform its obligations accordingly. Except if prohibited by Applicable Law, during any dispute resolution proceedings involving a Service Addendum, whether informal or formal, Company will continue to provide the Services in accordance with the Service Addendum (and waives any right to suspend, delay, or otherwise diminish performance), and Ministerio de Hacienda may continue to exercise its rights in accordance with the Service Addendum. Any limitation on the amount or nature of damages in the Service Addendum will be ineffective to limit the Company's liability for injury caused to Ministerio de Hacienda by reason of breach of the foregoing prohibitions. Company hereby waives the defense of the adequacy of monetary damages in the context of an action by Ministerio de Hacienda for equitable enforcement of this Section 2.8.

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2.9             Company Policies and Procedures. If a Service Addendum requires Company to perform the Services in accordance with Company's policies or procedures, Company will ensure that such policies or procedures do not conflict with its obligations under the Service Addendum. If there is a conflict between any Company policy or procedure, and the Service Addendum, the Service Addendum will control.

3.             INTELLECTUAL PROPERTY.

3.1             Assignment of Intellectual Property. Company hereby assigns to Ministerio de Hacienda, Company's entire right, title, and interest in and to any Intellectual Property Rights, hereafter made or conceived solely or jointly by Company or its Affiliates while working for or on behalf of Ministerio de Hacienda pursuant to the terms of the MSA or any Service Addendum, which relate to the "Foreground IP". Company shall disclose all Foreground IP promptly to Ministerio de Hacienda. Company shall, upon request of Ministerio de Hacienda, promptly execute a specific assignment of title to Ministerio de Hacienda or its Entities and take all other actions reasonably necessary to enable Ministerio de Hacienda to secure for itself all Foreground IP in El Salvador, the United States or any other country. It shall be conclusively presumed that any patent applications relating to the Chivo Bitcoin Wallet, which Company may file within one year after termination of this MSA, shall belong to Ministerio de Hacienda, and Company hereby irrevocably assigns the same to Ministerio de Hacienda or its designated Entity, as having been conceived or reduced to practice during the term of this MSA.

3.2             Works of Authorship. All Foreground iP that are writings or works of authorship, including, without limitation, program codes or documentation, produced or authored by Company or its Affiliates in the course of performing services for Ministerio de Hacienda, together with any associated copyrights, are works made for hire and the exclusive property of Ministerio de Hacienda. To the extent that any writings or works of authorship may not, by operation of law, be works made for hire, Company hereby irrevocably assigns Ministerio de Hacienda all ownership of and all rights of copyright in, such items, and Ministerio de Hacienda shall have the right to obtain and hold in its own name, rights of copyright, copyright registrations, and similar protections which may be available in such works. Company shall give Ministerio de Hacienda or its designees all assistance reasonably required to perfect such rights.

3.3             License to Services and Company Technology. With respect to each Service Addendum, Company hereby grants to Ministerio de Hacienda and its Entities a nonexclusive, non-sublicensable (except to Representatives of a Ministerio de Hacienda Entity), royalty-free, fully paid-up, irrevocable, perpetual, worldwide right and license to (i) access and use the Services and make them available for the Bitcoin Digital Platform, as agreed to in the Service Addendum; and (ii) use, evaluate, test, install, integrate, modify, reproduce, and distribute the Company Technology in connection with using the Services and integrating the Services for the Bitcoin Digital Platform.

3.4             License to Ministerio de Hacienda Technology. With respect to each Service Addendum, Ministerio de Hacienda hereby grants to Company a non-exclusive, non-sublicensable (except to Service Providers approved pursuant to Section 2.6), nontransferable, royalty-free, fully paid-up, worldwide right and license, during the Service Addendum Term, to use, evaluate, test, install, integrate, modify, and reproduce (i) the Ministerio de Hacienda Technology provided to Company in connection with the Service Addendum and (ii) the Foreground IP, in each case, solely as required for Company to perform its obligations under the Service Addendum.

3.5             License to Technolocu in Foreground IP. Ministerio de Hacienda hereby grants to Company a non-exclusive, non-transferable, royalty-free, fully paid-up, perpetual, worldwide right and license, to use, evaluate, test, install, integrate, modify, and reproduce all Technology in the Foreground IP (excluding the use of the compiled binaries of the Bitcoin Chivo Wallet) for any purpose, including for use in products or services provided by Company to third parties. For the avoidance of doubt, Ministerio de Hacienda shall retain all rights, title and interest in the Bitcoin Chivo Wallet, including all Intellectual Property Rights therein or thereto. Nothing in this Section 3.5 is meant to preclude Company from using the Technology in Foreground IP to produce or market a bitcoin wallet that does not have the Look and feel of the Bitcoin Chivo Wallet (as long as such bitcoin wallet does not use or incorporate any trademarks, trade names, trade dress or similar rights of Ministerio de Hacienda in the Bitcoin Chivo Wallet).

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3.6             Non-Exclusivity: No Commitments. The Parties and their Affiliates acknowledge and agree that the terms of this MSA and any Service Addendum, the Services, and the relationship between the Parties and their respective Affiliates, do not impose any obligations of exclusivity on either Party or its Affiliates. Ministerio de Hacienda and its Affiliates are under no obligation to (i) enter into a Service Addendum, (ii) guarantee a minimum number of Users who will use the Services, or (iii) provide a minimum volume of transactions processed through the Services or a minimum amount of fees, amounts paid, or revenues in connection with the Services.

3.7             Control of Bitcoin Digital Platform. Ministerio de Hacienda may exercise the rights and licenses granted by Company in a Service Addendum in its sole discretion, including whether to use, launch, suspend, or discontinue the availability of the Services for the Bitcoin Digital Platform, in whole or in part, at any time. Notwithstanding anything to the contrary, Ministerio de Hacienda retains the sole ownership, decision-making authority, and control over the Bitcoin Digital Platform, including the user interface, the product experience, and its related branding.

3.8             Ministerio de Hacienda Entities and Third Parties. Any Ministerio de Hacienda Entity may perform any of Ministerio de Hacienda's obligations, grant any approvals required by Ministerio de Hacienda, and exercise all rights and all licenses granted to Ministerio de Hacienda under a Service Addendum. Ministerio de Hacienda may designate a Representative to receive, on its behalf, any information, communications, reports, or other materials to be provided by Company to Ministerio de Hacienda pursuant to a Service Addendum. Ministerio de Hacienda may engage its Representatives to perform its obligations under a Service Addendum. The acts and omissions of a Representative in performing Ministerio de Hacienda's obligations under a Service Addendum will be treated as the acts and omissions of Ministerio de Hacienda under the Service Addendum.

3.9             Further Assurances. If for any reason, Ministerio de Hacienda is unable to secure Company's signature on any document needed to apply for, perfect, or otherwise acquire title to the Intellectual Property Rights granted to it under this Section 3, or to enforce such rights, Company hereby designates Ministerio de Hacienda as Company's attorney-in-fact and agent, solely and exclusively to act for and on Company's behalf to execute and file such documents with the same legal force and effect as if executed by Company and for no other purpose.

4.                DATA; DATA SECURITY.

4.1             Data Use, Disclosure and Retention. Company and each Company Entity that is a party to a Service Addendum will comply with the provisions governing the use, disclosure and retention of Data set forth in the Service Addendum.

4.2             Management of Data and Data Security. Company will secure and protect the Services from misuse and unauthorized access and implement security, data management, and incident response protocols in accordance with industry best practices and comply with the terms of Exhibit B (Data Security Program).

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4.3             Business Continuity and Disaster Recovery. Company will maintain a business continuity and disaster recovery plan that complies with industry best practices and that enables Company to perform its obligations under a Service Addendum in accordance with the terms thereof without any interruption (the "BCDR Plan"). Company will maintain multiple data centers in different geographic locations and will ensure that all core components of the Company Technology, and all data repositories used to provide the Services, are located in multiple and redundant data centers. Upon Ministerio de Hacienda's request, Company will provide Ministerio de Hacienda with a copy of the BCDR Plan. Company will test the BCDR Plan no less than once annually and will provide Ministerio de Hacienda with a copy of the test results no later than thirty (30) days following the completion of such test, including a detailed description of any material deficiencies, and Company's plan and schedule for curing such deficiencies. If there is a business interruption or disaster, Company will activate and comply with its BCDR Plan.

5.                FEES AND INVOICES.

5.1             Service Fees. Except for the fees, charges, and reimbursements that are expressly set forth in a Service Addendum ("Service Fees"), Company will not charge, directly or indirectly, any fees or other charges, or seek reimbursements, for the Services to Ministerio de Hacienda, its Entities or Users. Company will comply with the terms in a Service Addendum governing the charging, collecting, or invoicing of Service Fees.

5.2             Service Fee Disputes. If Ministerio de Hacienda disputes any amounts in connection with the Services (e.g., amounts owed, paid, or transferred to Company or charged, reimbursed, collected, invoiced, withheld, or transferred by Company), Ministerio de Hacienda may provide Company written notice (including via email) of such dispute (a "Notice of Dispute"). Each Notice of Dispute will include sufficient detail for the Company to investigate the dispute and Ministerio de Hacienda may withhold payment of the disputed amounts in good faith. Once Ministerio de Hacienda has given Company sufficient detail about the dispute, within ten (10) days of such receipt, Company will use commercially reasonable efforts to resolve the issue and communicate its position in writing to Ministerio de Hacienda. If the Parties are unable to resolve a dispute within thirty (30) days of Company's receipt of the Notice of Dispute, at the request of either Party, the dispute will be promptly escalated to senior personnel of each Party for resolution. If Ministerio de Hacienda does not provide a Notice of Dispute with respect to any amounts in connection with the Services, Ministerio de Hacienda does not waive its right to dispute such amounts at a later date, even if it has paid the amount charged or accepted the amount reimbursed.

5.3             Taxes. The fees set forth in this MSA and the Service Addendums shall cover and include all sales and use taxes, duties, and charges of any kind imposed by any federal, state, or local governmental authority ("Taxes") on amounts payable by Ministerio de Hacienda under this MSA and the Service Addendums, and in no event shall Ministerio de Hacienda be required to pay any additional amount to Company in connection with such Taxes, or any Taxes imposed on, or regarding, Ministerio de Hacienda's revenues, gross receipts, personnel, or real or personal property or other assets.

5.4             Books and Records; Audit. Company will keep and maintain consistently applied, complete and accurate books, records and other documentation, that are, in each case, audited by a reputable and duly licensed audit firm, in connection with the Services, including for all financial transactions, and will retain such books, records and other documentation for a period of no less than ten (10) years following the expiration or termination of each applicable Service Addendum or for such longer period as may be required under Applicable Law (the "Audit Period"). During the Audit Period, upon providing reasonably advanced written notice (including via email) to Company, Ministerio de Hacienda may audit, or may direct a third-party auditing firm to audit such books and records during normal business hours. Company will cooperate with Ministerio de Hacienda or such auditing firm in conducting any such audit.

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6.             TERM AND TERMINATION RIGHTS.

6.1             Term. This MSA commences on this MSA Effective Date and, unless otherwise terminated pursuant to the terms of this MSA, continues for a period of three (3) years (the "Initial Term"). This MSA will automatically renew for successive one-year periods (each a "Renewal Term") after the Initial Term and any subsequent Renewal Term, unless a Party provides the other Party written notice of its intent not to renew at least ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (the Initial Term together with all Renewal Terms, the "MSA Term").

6.2             Service Addendum Term. Each Service Addendum commences on the effective date set forth in the Service Addendum and, unless the Service Addendum is terminated, continues for the period of time set forth in the Service Addendum, or if no period of time is set forth, for the period of time coterminous with this MSA (such period of time and any applicable Phase-Out Period, the "Service Addendum Term"). If a Service Addendum Term continues beyond the expiration of the MSA Term, the MSA Term of this MSA will be extended until such time that the Service Addendum expires or is terminated, solely with respect to the Services provided under that Service Addendum. The termination of a specific Service Addendum will not terminate this MSA or any other Service Addendum. Notwithstanding the foregoing, upon termination of this MSA by Ministerio de Hacienda, all Service Addendums will terminate, except for those Service Addendums set forth in the applicable notice of termination as those that Ministerio de Hacienda elects not to terminate.

6.3             Termination for Cause. Either Party to this MSA or a Service Addendum may terminate this MSA or the Service Addendum (as the case may be) by providing written notice to the other Party, if the other Party commits a material breach of this MSA or the Service Addendum (as the case may be) that (i) is not capable of cure, or (ii) is capable of cure but that the other Party fails to cure within thirty (30) days after receipt of written notice from the other Party of such breach.

6.4             Termination for Financial Insolvency. Ministerio de Hacienda or any Ministerio de Hacienda Entity that is a party to a Service Addendum, at its sole discretion, may terminate this MSA or the Service Addendum (as the case may be) by providing Company with written notice, if Company (I) becomes insolvent, undergoes a dissolution, or ceases its business operations, or any petition is filed or other steps are taken for its bankruptcy, liquidation, receivership, administration, examinership, dissolution, or other similar action, or (11) commences negotiations or enters into an agreement with all or any class of its creditors in relation to any assignment for the benefit of such creditors, the rescheduling of any of its debts, and/or any compromise or other arrangement with any of its creditors.

6.5             Termination Due to a New Regulatory Requirement. If a Governmental Authority enacts or issues an Applicable Law that conflicts with any term of a Service Addendum (a "Regulatory Requirement"), the Parties will discuss an amendment to the Service Addendum to modify the Service Addendum as required to comply with such Regulatory Requirement. While the Parties are discussing such amendment, if, due to the Regulatory Requirement, Company is unable to perform an obligation under the Service Addendum, then prior to not performing such obligation, Company will inform Ministerio de Hacienda of the obligation it is unable to perform and will use commercially reasonable efforts to continue to try to perform such obligation in a manner that does not diminish or degrade the functionality of the Services or the User experience (if applicable). If the Parties cannot agree upon the amendment, then upon written notice to Company, Ministerio de Hacienda may, at its sole discretion, terminate the portion of the Service Addendum affected by the Regulatory Requirement (if practicable) or terminate the Service Addendum in its entirety. Notwithstanding the above, the amendment provision of this Section 6.5 shall not be triggered by any actions of Ministerio de Hacienda or its Entities.

6.6             Additional Termination. Ministerio de Hacienda may terminate this MSA or any Service Addendum at any time and for any reason by providing the Company with at least thirty (30) days' prior written notice.

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6.7             Not Exclusive Remedy. Termination of this MSA or any Service Addendum is not an exclusive remedy, and the exercise by any Party of any remedy under this MSA or any Service Addendum will be without prejudice to any other remedy it may have under this MSA, the Service Addendum, Applicable Law, or otherwise.

6.8             Phase-Out Period/Transition Support. If a Service Addendum expires or is terminated for any reason, Ministerio de Hacienda may elect to have the Services continue for a period of six (6) months, or such other agreed upon period, starting from the date of expiration or termination of the Service Addendum (the "Phase-Out Period"). During the Phase-Out Period, Ministerio de Hacienda may continue to exercise its rights under the Service Addendum, and Company will: (i) continue to operate and provide the Company Technology and Services, and continue to perform its other obligations under the Service Addendum, (ii) cooperate, in a manner that minimizes disruption to Ministerio de Hacienda and Users, with any transition of the Services to an alternative service provider selected by Ministerio de Hacienda in its sole discretion, (iii) permit Ministerio de Hacienda to have full access to all personnel necessary to transition Services to such alternative service provider, and (iv) perform any other actions that are necessary and proper to ensure the transition of the provision of the Services to such alternative service provider.

6.9             Migration of Data. Upon the expiration or termination of a Service Addendum, or otherwise upon Ministerio de Hacienda's request, Company will provide Ministerio de Hacienda all Data that is necessary for an alternative service provider, selected by Ministerio de Hacienda in its sole discretion, to provide the Services (or substantially similar services). All such Data will be provided in a form and format selected by Ministerio de Hacienda and shall be Ministerio de Hacienda Data.

6.10     Return/Destruction of Confidential Information. Upon the expiration or termination of this MSA or a Service Addendum (as the case may be) (and any Phase-Out Period), Company will cause its Affiliates and its and their Representatives to, return or destroy all copies of Ministerio de Hacienda's and its Entities' respective Confidential Information possessed by or within the control of Company or its Affiliates or their Representatives in connection with this MSA or the Service Addendum (as the case may be). Notwithstanding the foregoing, Company may retain Ministerio de Hacienda's Confidential Information if it is required to be retained (1) to comply with Applicable Law, or (11) to comply with its obligations under this MSA or a Service Addendum due to an obligation that survives the expiration or termination of this MSA and the Service Addendum. All such retained Confidential Information will (a) only be retained for so long as required and (b) still be subject to the use, disclosure, data security, and other restrictions and obligations in this MSA and the Service Addendums (as applicable).

6.11     Survival. The following Sections and Exhibits will survive any expiration or termination of this MSA or a Service Addendum: Section 1 (MSA) Section 2.6 (Service Providers), Section 2.7 (User Communications) Section 3.6 (Non-Exclusivity. No Commitments), Section 4.2 (Management of Data and Data Security), including Exhibit B (Data Security Program), Section 5.4 (Books and Records; Audit), Section 6.7 (Not Exclusive Remedy), Section 6.8 (Phase-Out Period), Section 6.9 (Migration of Data), Section 6.10 (Return/Destruction of Information and Data), Section 6.11 (Survival), Section 6.12 (Effect of Termination), Section 8 (Disclaimers; Limitation of Liability), Section 9 (Indemnification and Performance Bond), Section 10 (Confidentiality), Section 11 (General), Exhibit A (Definitions), in addition to any Sections and Exhibits that are otherwise designated as surviving.

6.12             Effect of Termination. Termination or expiration of a Service Addendum will not affect a Party's respective rights, obligations, and remedies under the Service Addendum with respect to transactions submitted by a User or Ministerio de Hacienda before the date of termination or expiration (including any chargebacks or reversals related thereto), or with respect to a Party's right to collect for fees of any transaction.

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7.             REPRESENTATIONS, WARRANTIES AND COVENANTS.

7.1             Mutual. Each Party to this MSA and a Service Addendum represents andwarrants that: (i) it has and will retain, the full right, power, and authority to enter into this MSA or the Service Addendum; (H) it has been duly authorized to do so by all required governmental, corporate or similar action; (iii) when executed and delivered by such Party, this MSA or the Service Addendum will be legally binding upon and enforceable against such Party, and this MSA or the Service Addendum will not conflict with any agreement, instrument, or understanding, oral or written, to which such Party is a party or by which it may be bound; and (iv) as of the date such Party executed this MSA or the Service Addendum, there are no proceedings pending or, to its knowledge, threatened or reasonably anticipated that would challenge or that may have a material adverse effect on its performance under this MSA or the Service Addendum.

7.2             Company. Company represents, warrants, and covenants that:

7.2.1 Company Organization. Company is duly organized, validly existing, and in good standing as a corporation or other entity as represented in this MSA or the Service Addendum under the laws and regulations of its jurisdiction of incorporation, organization, or chartering.

7.2.2 Company Property.

7.2.2.1 The Company Technology, Company Data, and theServices, and the use of them as contemplated under each applicable Service Addendum, do not and will not infringe, violate, or misappropriate the Intellectual Property Rights of any Entity anywhere in the world.

7.2.2.2 The Company Technology is and will be sufficient to enablethe Services, including to operate them for the Bitcoin Digital Platform and enable the use of the Services by Users or Ministerio de Hacienda, as contemplated under each applicable Service Addendum.

7.2.3 Open Source Software. No portion of the Company Technology is or will be subject to any open source or other license that when used with the Bitcoin Digital Platform or Ministerio de Hacienda's Technology as contemplated by each applicable Service Addendum, will require any software associated with the Bitcoin Digital Platform or Ministerio de Hacienda's Technology to be disclosed or distributed in source code form, licensed for the making of derivative works, or freely redistributable.

7.2.4 No Harmful Material or Disruption. The Company Technology and the Services do not and will not contain or cause any viruses, worms, time bombs, Trojan horses or other harmful, malicious or destructive code to be installed on or introduced into the software for the Bitcoin Digital Platform or Ministerio de Hacienda's Technology. Company and its Service Providers will not engage in any act or fail to take any act that could or does result in the disablement, interference, or impairment, in whole or in part, any part of the Bitcoin Digital Platform or Ministerio de Hacienda's Technology.

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7.2.5 Applicable Rights and Licenses. Company has, and each of the Service Providers has, obtained and possesses, and will maintain at all times, all authorizations, permissions, consents, rights, licenses, agreements, permits, approvals, registrations, orders, declarations, filings, and the like, that are required under Applicable Law or by a Governmental Authority, and/or that are necessary (i) to provide the Services and perform its obligations, and (ii) for the Services to be made available and used as contemplated under each applicable Service Addendum.

7.2.6 Compliance with Applicable Law. Company's and each Service Providers' performance of its obligations under this MSA and any Service Addendum, and the Services, are and will at all times be in compliance with Applicable Law. Company will promptly notify Ministerio de Hacienda of any actual or expected changes in Applicable Law that would reasonably be expected to affect the Services or the use of the Services as contemplated.

7.2.7 Protection of Reputation. Company and each Service Provider will take no action that is intended to, or would reasonably be expected to, harm Ministerio de Hacienda or its reputation or which reasonably would be expected to lead to unwanted or unfavorable publicity to Ministerio de Hacienda.

7.2.8 Access to Bitcoin and Private Keys. If the Services include private key management, custodial services or relate in any manner to access control restrictions of the Bitcoin Chivo Wallet or to a User's bitcoin, then Company and each Service Provider will provide, at all times, Ministerio de Hacienda with access to the bitcoin in the Bitcoin Chivo Wallet.

7.3             Anti-Corruption. Company, on behalf of itself, its Affiliates, its ServiceProviders, and each of their Representatives, represents, warrants and covenants that they have not engaged in and covenants that they will refrain from offering, promising, paying, giving, authorizing the paying or giving of, soliciting, or accepting money or Anything of Value„ directly or indirectly, to or from (i) any Government Official to (a) influence any act or decision of a Government Official in his or her official capacity, (b) induce a Government Official to use his or her influence with a government or instrumentality thereof, or (c) otherwise secure any improper advantage; or (ii) any Entity in any manner that would constitute bribery or an illegal kickback, or would otherwise violate applicable anti-corruption laws. Company will immediately report to Ministerio de Hacienda any breach of this Section 7.3. As used in this Section 7.3, "Anything of Value" includes cash or a cash equivalent (including "grease," "expediting" or facilitation payments), discounts, rebates, gifts, meals, entertainment, hospitality, use of materials, facilities or equipment, transportation, lodging, or promise of future employment. As used in this Section 7.3 "Government Official" refers to any official or employee of any multinational, national, regional, or local government in any country, including any official or employee of any government department, agency, commission, or division; any official or employee of any government-owned or government-controlled enterprise; any official or employee of any public educational, scientific, or research institution; any political party or official or employee of a political party; any candidate for public office; any official or employee of a public international organization; and any Entity acting on behalf of or any relatives, family, or household members of any of those listed above.

7.4             Anti-Money Laundering. Company, on behalf of itself, its Affiliates, its Service Providers, and each of their Representatives, represents, warrants and covenants that they will comply with all applicable laws and regulations aimed at preventing, detecting, and reporting money laundering and suspicious transactions and will take all necessary and appropriate steps, consistent with Applicable Law and generally accepted industry standards set forth by the Financial Action Task Force ("FATE"), to (i) obtain, verify, and retain information with regard to User identification and source of funds, (ii) maintain records of all User transactions, (iii) file reports with applicable Governmental Authorities, and (iv) block account access and terminate transactions that are, or are reasonably suspected to be, in contravention of Applicable Law and generally accepted industry standards set forth by the FATE. Company will immediately report to Ministerio de Hacienda any breach of this Section 7.4.

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8.             DISCLAIMERS; LIMITATION OF LIABILITY.

8.1             Warranty Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS MSA OR ANY SERVICE ADDENDUM, NEITHER PARTY TO THIS MSA OR A SERVICE ADDENDUM MAKES ANY REPRESENTATIONS OR WARRANTIES, AND ALL OF THE PARTIES HEREBY EXPRESSLY DISCLAIM, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ALL WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND IMPLIED WARRANTIES OF NON-INFRINGEMENT AND THOSE ARISING FROM THE COURSE OF DEALING OR PERFORMANCE, USAGE OR TRADE PRACTICES.

8.2             Damages Disclaimer. EXCEPT WITH RESPECT TO (I) A BREACH OF SECTION 2.8 (CONTINUED PERFORMANCE), (II) ANY OBLIGATIONS UNDER SECTION 9 (INDEMNIFICATION AND PERFORMANCE BOND), (III) A BREACH OF ANY OBLIGATIONS OR RESTRICTIONS REGARDING DATA USE OR SECURITY OR REGARDING CONFIDENTIAL INFORMATION, INCLUDING SECTION 4 (DATA; DATA SECURITY) AND SECTION 10 (CONFIDENTIALITY), (IV) A BREACH OF SECTION 7.2.8 (ACCESS TO BITCOIN AND PRIVATE KEYS), (V) A PARTY'S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FRAUD, OR FRAUDULENT MISREPRESENTATION, OR (VI) DEATH OR BODILY INJURY CAUSED BY A PARTY, TO THE MAXIMUM EXTENT PERMITTED BY LAW, NEITHER PARTY TO THIS MSA OR A SERVICE ADDENDUM WILL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS (DIRECT OR INDIRECT), OF ANY KIND IN CONNECTION WITH THE TERMS OR THE BREACH OF THE TERMS OR SUBJECT MATTER OF THIS MSA OR A SERVICE ADDENDUM, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT

8.3             Limitation of Liability. THE ENTIRE LIABILITY OF ANY PARTY AND ITS ENTITIES IN CONNECTION WITH OR ARISING OUT OF THIS MSA AND ALL OF THE SERVICE ADDENDUMS, WILL NOT EXCEED, CUMULATIVELY AND IN THE AGGREGATE, THE FEES PAYABLE BY MINISTERIO DE HACIENDA TO COMPANY FOR THE SERVICES DURING THE TERM OF THIS AGREEMENT AND THE SERVICE ADDENDUMS.

8.4             Essential Element. The Parties agree that the limitations specified in this Section 8 will survive and apply even if any limited remedy specified in this MSA or any Service Addendum is found to have failed of its essential purpose.

9.             INDEMNIFICATION AND PERFORMANCE BOND.

9.1             Performance Bond. If required in a Service Addendum, Company shall deliver to Ministerio de Hacienda a performance bond in the amount specified in such Service Addendum, in the form provided by Ministerio de Hacienda, which secures the faithful performance of the Services specified in such Service Addendum (the "Performance Bond"). The Performance Bond shall contain the original notarized signature of an authorized officer of the Company and affixed thereto shall be a certified and current copy of the officer's power of attorney. The Performance Bond shall be unconditional and remain in force during the entire term of such Service Addendum and shall be null and void only if the Company promptly and faithfully performs all terms and conditions of such Service Addendum.

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9.2             Company Indemnification. Company agrees to indemnify, defend, and hold harmless Ministerio de Hacienda and its Entities, and their respective employees, officers, directors, and other representatives (collectively, the "Ministerio de Hacienda Indemnified Parties") from and against any and all losses, costs, expenses (including reasonable legal fees and expenses such as for attorneys, experts, and consultants, and reasonable out-of-pocket costs, and interest), penalties, fines, judgments, settlements, damages (of all types including special damages), or liabilities (collectively, "Losses"), suffered or incurred by any of them in connection with any claim, cause of action, or other legal assertion, brought or threatened to be brought by a third party, or any investigation, examination, or proceeding of a Governmental Authority, or any request by a third party for reimbursement or compensation (each a "Claim"), where such Claim arises out of or alleges any of the following: (i) any acts or omissions of Company or a Service Provider that constitute a breach of Section 7 (Representations and Warranties) or any other representations or warranties made under this MSA or any Service Addendum; (ii) Company or a Service Provider's failure to pay any withholding Taxes, social security, unemployment or disability insurance or similar items in connection with compensation received by Company pursuant to this MSA or a Service Addendum; (iii) Company's or a Service Provider's fraud, fraudulent misrepresentation, gross negligence, or willful misconduct; (iv) any acts or omissions of Company or its Service Providers that cause any loss, theft, impairment, unauthorized use or access of, damage to, or other loss of any bitcoin in the a Bitcoin Chivo Wallet; or (v) a Data Breach (collectively (i) - (v), "Ministerio de Hacienda Claims", in addition to any other claims defined as "M inisterio de Hacienda Claims" in a Service Addendum). Ministerio de Hacienda will give prompt notice of any Ministerio de Hacienda Claims to Company. A Ministerio de Hacienda Indemnified Party may participate in the defense of any Ministerio de Hacienda Claims with counsel of its own choosing, at its own cost and expense. Company will not settle any Ministerio de Hacienda Claims without Ministerio de Hacienda's prior written consent, which will not be unreasonably withheld. The remedies in this Section 9 are not exclusive and do not limit the remedies provided elsewhere in this MSA, a Service Addendum or under Applicable Law.

10.             CONFIDENTIALITY.

10.1             Definition and Exclusions.

10.1.1 Definition of CI. A Party (each a "Disclosing Party") may disclose information, directly or indirectly, to the other Party (each a "Receiving Party"), and such information will be deemed to be "Confidential Information" if when it is disclosed, regardless of the form or medium (whether in writing, verbally, electronically, or otherwise), (i) it is designated as confidential by the Disclosing Party, or (ii) it should reasonably be understood by the Receiving Party, given the nature of the information or the circumstances surrounding its disclosure, to be confidential. Confidential Information includes information such as product designs, product plans, software, Technology, financial information, marketing plans, business opportunities, pricing information, information regarding customers or users, inventions, and know-how. The terms of this MSA and all Service Addendums will be treated as Confidential Information. Notwithstanding the foregoing, all Ministerio de Hacienda Technology, Ministerio de Hacienda Data and information comprising or concerning the Bitcoin Digital Platform or Ministerio de Hacienda's or its Entities' use of the Services, including Usage Information, will be deemed to be Ministerio de Hacienda's Confidential Information. Notwithstanding anything to the contrary, Personal Data will not be deemed to be Confidential Information under this MSA or the Service Addendums and the use, disclosure, and retention thereof will be governed by other provisions under this MSA and the Service Addendums.

10.1.2 Exclusion for Government Business. In the case of Ministerio de Hacienda as the Receiving Party, the obligations under this MSA and any Service Addendum with respect to Confidential Information, including the restrictions on use and disclosure in Section 10.2 , do not apply to information that is desirable to use or disclose to third parties in conjunction with the performance of official government business.

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10.2    Use and Disclosure of Cl. A Receiving Party will only use the Confidential information of a Disclosing Party as required to perform its obligations and exercise its rights under this MSA or a Service Addendum, provided that, subject to the requirements of Section 10.3, a Receiving Party may disclose the existence of this MSA or the Service Addendum and their respective key terms pursuant to a securities filing to a Governmental Authority. A Receiving Party will hold the Confidential Information it receives in strict confidence and take appropriate precautions to protect such Confidential Information (such precautions to include, at a minimum, all precautions such Receiving Party employs with respect to its own Confidential Information). A Receiving Party will not disclose the other Party's Confidential Information to anyone other than to its Affiliates and its and their Representatives, subject to the following conditions: any individual who receives Confidential Information in accordance with the foregoing must (1) have a "need to know" such Confidential Information for the purposes of the Receiving Party exercising its rights or performing its obligations under this MSA or a Service Addendum, and (2) be subject to confidentiality obligations that offer at least the same degree of protection as the confidentiality obligations set out in this MSA or the Service Addendum (as the case may be). A Receiving Party making such disclosures will be liable for each such individual's retention, use, and disclosure of the Disclosing Party's Confidential Information. Company will treat all Confidential Information disclosed by Ministerio de Hacienda, its Entities, and their respective Representatives who are disclosing Confidential Information on their behalf in connection with the Services, as Ministerio de Hacienda's Confidential Information. Notwithstanding anything to the contrary in this MSA or any Service Addendum, Company may request from Ministerio de Hacienda consent to use or disclose Confidential Information of Ministerio de Hacienda or its Entities to a third party and Ministerio de Hacienda may, in its sole discretion, consent or not to such request.

10.3    Disclosures to Governmental Authorities. If a Governmental Authority requires a Receiving Party to disclose the Confidential Information of a Disclosing Party, the Receiving Party will (I) immediately notify the Disclosing Party after learning of the existence or likely existence of such requirement (unless prohibited by Applicable Law); (ii) limit the scope of such disclosure to only the Confidential Information necessary to comply with the requirement; (iii) make best efforts to obtain confidential treatment of or protection by order of any Confidential Information; and (iv) permit, subject to Applicable Law, the Disclosing Party to seek a protective order or to otherwise challenge or limit the disclosure of the Confidential Information prior to the disclosure thereof.

10.4   Feedback. A Party or any one of its Affiliates may, but is not required to, provide the other Party or its Affiliates, suggestions, comments, ideas, or know-how, in any form, that are related to the other Party's or its Affiliates' respective products, services, or Technology ("Feedback"). Any such Feedback will be considered Confidential Information. Neither Party nor any of their respective Affiliates will have any obligation to provide compensation for any use of Residuals or Feedback. Nothing in this Section 10.4, will be deemed to license any patents or transfer any Intellectual Property Rights from a Party or its Affiliates to the other Party or its Affiliates. Notwithstanding anything to the contrary, this Section 10.4 does not govern the use and disclosure of Personal Data.

10.5   Residuals. Notwithstanding anything to the contrary in this Agreement regarding Confidential Information, neither Party nor its Affiliates (including its employees, subcontractors, consultants, Service Providers, and agents) shall be prohibited or enjoined from utilizing general knowledge, skills and experience, concepts, know-how and techniques retained in the unaided memory of an individual and acquired as a result of such individual's authorized access to the other Party's Confidential Information during the course of the performance or receipt of the Services ("Residuals") provided that none of such Residuals include any trade secrets of the other Party.

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n.             GENERAL.

11.1    Governing Law Jurisdiction: Venue. This MSA and the Service Addendums will be construed in accordance with and governed by the Laws of the Ministerio de Hacienda of El Salvador, without giving effect to any conflicts of laws principles that require the application of the laws of a different jurisdiction. The Convention on Contracts for the International Sale of Goods will not apply to this MSA and the Service Addendums. The Parties and their respective Affiliates, as applicable, will make a good-faith effort to settle between themselves any claim, dispute, or controversy (each, a "Dispute") arising out of or in connection with this MSA and/or any Service Addendum. If any Dispute cannot be settled within thirty (30) days after notice of such Dispute is provided by one Party to the other Party, such Dispute may be resolved through proceedings initiated by either Party. The exclusive jurisdiction and venue for Disputes and any other actions related to the subject matter of this MSA and the Service Addendums will exclusively be the courts of the city of San Salvador, and each Party and its respective Affiliates hereby submit to the personal jurisdiction of such courts.

11.2   Assignment. This MSA and the Service Addendums will each bind and inure to the benefit of each of its respective Parties and their permitted successors and assigns. Company and its Affiliates will not, in whole or in part, assign this MSA or the Service Addendum (as the case may be), without the prior written consent of Ministerio de Hacienda, which shall not be unreasonably withheld or delayed. For the purposes of this Section 11.2 a change of control of Company will be deemed to be an assignment, and if Company undergoes a change of control without the consent of Ministerio de Hacienda, such change of control will be deemed to be a material breach of this Section 11.2. Ministerio de Hacienda may assign this MSA or a Service Addendum (including assigning its rights and licenses and delegating its obligations) to any of its Entities. Except as expressly authorized under this Section 11.2, any attempt to transfer or assign this MSA or any Service Addendum will be null and void.

11.3    Notices. Except as otherwise expressly set forth in this MSA or a Service Addendum, any notice required under this MSA or a Service Addendum will be in writing delivered to the applicable address below and will be deemed given: (1) upon receipt when delivered personalty; (II) two (2) days (other than weekends or public holidays) after it is sent if sent by certified or registered mail (return receipt requested); or (iii) one (1) day (other than weekends or public holidays) after it is sent if by next day delivery by a major commercial delivery service. Any notice provided to Athena Bitcoin Global shall be deemed effectively provided to Company inclusive of all Parties included in the definition of "Company."

Ministerio de Hacienda: [•1 Attn: (.1 With a copy to: Pratin Vallabhaneni White 8- Case LLP 701 Thirteenth Street, NW Washington, DC 20005-3807	Company: Athena Bitcoin Global Attn: Chief Executive Officer 1332 N Halsted St Chicago, IL 60642 USA With a copy to: [®1

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11.4          Amendments. No supplement, modification, or amendment of this MSA or any Service Addendum will be binding unless executed in writing by a duly authorized signatory of each Party. A valid amendment of this MSA wilt be deemed to automatically amend and will be binding upon each Ministerio de Hacienda Entity and Company Entity that is a signatory to a Service Addendum.

11.5          Waivers. No waiver will be implied from conduct or failure to enforce or exercise rights under this MSA or any Service Addendum, nor will any waiver be effective, unless in writing signed by a duly authorized signatory on behalf of the Party claimed to have waived such rights.

11.6          No Publicity by Company. Company and its Affiliates will not engage in anypromotions, publicity, marketing, or make any other public statement relating to the Services as used in connection with the Bitcoin Digital Platform or its relationship with Ministerio de Hacienda or Users (including regarding the existence and terms of this MSA or a Service Addendum), unless Company has obtained Ministerio de Hacienda's prior written consent, which shall not be unreasonably withheld. For the purposes of this Section 11.6, public statements include press releases, written or oral statements made to the media, blogs, trade organizations, publications, websites, or any other public audience. Notwithstanding anything to the contrary in this MSA, any Service Addendum or otherwise, Ministerio de Hacienda and its Entities may publicly disclose information about the Services, including with reference to Company.

11.7          Insurance. During the MSA Term, Company shall, at its own expense, maintain and carry insurance in full force and effect with financially sound and reputable insurers, that includes, but is not limited to, commercial general liability with limits no less than an amount deemed reasonably satisfactory by Ministerio de Hacienda which policy will include contractual liability coverage insuring the activities of Company under this MSA. Upon Ministerio de Hacienda's request, Company shall provide Ministerio de Hacienda with a certificate of insurance from Company's insurer evidencing the insurance coverage specified in this MSA. The certificate of insurance shall name Ministerio de Hacienda as an additional insured. Company shall provide Ministerio de Hacienda with sixty (60) days' advance written notice in the event of a cancellation or material change in Company's insurance policy.

11.8           Entire Agreement. This MSA (including all exhibits) is the complete and exclusive statement of the mutual understanding of the Parties, and supersedes and cancels all previous written and oral agreements and communications, relating to the subject matter of this MSA. Each Service Addendum (including any exhibits), is the complete and exclusive statement of the mutual understanding of the Parties with respect to the Services provided thereunder, and supersedes and cancels all previous written and oral agreements and communications, relating to the subject matter of the Service Addendum.

11.9             Independent Contractors. The Parties are independent contractors. There is no relationship of partnership, joint venture, employment, franchise or agency created between the Parties. Company will be solely responsible and liable for any compensation due any of its employees, agents, or contractors and employment-related Taxes, insurance premiums or other employment benefits required to be provided to its employees, agents, or subcontractors under Applicable Law. Company and its employees, agents or subcontractors will not be eligible for any benefits from Ministerio de Hacienda (including vacation or illness payments, stock awards, bonus plans, health insurance or retirement benefits) normally provided by Ministerio de Hacienda to its employees.

11.10         Remedies. Unless expressly set forth otherwise in this MSA or a Service Addendum, any and all remedies expressly conferred upon a Party are cumulative with and not exclusive of any other remedy conferred by this MSA or the Service Addendum or by law on that Party, and the exercise of any one remedy does not preclude the exercise of any other available remedy.

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11.11         Counterparts. This MSA and each Service Addendum may be executed in one or more counterparts, each of which will be considered an original, but all of which together will constitute one agreement.

11.12         Severability. Any provision of this MSA or a Service Addendum that is invalid, prohibited, or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

11.13         Third-Party Rights. Except as expressly set forth in this MSA or a Service Addendum, an Entity that is not a party to this MSA will not have any rights as a third-party beneficiary to enforce any term of this MSA.

11.14         Construction. Captions are for convenience only and do not constitute a limitation of the terms hereof. The singular includes the plural, and the plural includes the singular. References to "herein," "hereunder," "hereinabove," or like words will refer to this MSA or a Service Addendum as a whole and not to any particular section, subsection, or clause contained in this MSA or the Service Addendum. The terms "include" and "including" are not limiting. Reference to any agreement or document includes any permitted modifications, supplements, amendments and replacements thereto. References to "day" refer to a calendar day, unless otherwise expressly stated.

[SIGNATURE PAGE FOLLOWS]

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By signing below, each Party acknowledges that it has read, and agrees to, all the terms of this MSA.

[COMPANY]	MINISTRY OF THE TREASURY [MINISTERIO DE HACIENDA]

Athena Bitcoin	Signature: /s/ [***]

Signature: /s/ Eric Gravengaard	Name: [***]

Name: Eric Gravengaard	Title: [***]

Title: CEO

Athena Bitcoin Inc. of Delaware

Signature: /s/ Eric Gravengaard

Name: Eric Gravengaard

Title: CEO

Athena Bitcoin Holdings of El Salvador

Signature: /s/ Carlos Miguel Rivas Carrillo

Name: Carlos Miguel Rivas Carrillo

Title: Legal Representative

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

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PRIVILEGED & CONFIDENTIAL
ATTORNEY WORK PRODUCT

EXHIBIT A
DEFINITIONS

"Affiliate" means, with respect to a specified Entity, any other Entity that directly or indirectly controls, is controlled by, or is under common control with such specified Entity. For the purposes of this definition, "control" means the possession, directly or indirectly, of the power to independently direct or cause the direction of the management and policies of an Entity, whether through ownership of more than fifty percent (50%) of the stock or other equity interests entitled to vote for representation on its board of directors, or body performing similar functions, by contract or otherwise.

"Applicable Law" means, with respect to a specified Entity, each of the following, whether existing now or in the future, including any updates thereto, that are applicable to such Entity: (i) the rules, requirements, or operational and technical standards of any relevant self-regulatory organization having jurisdiction or oversight over the Services, including the PCI DSS; and (ii) all laws, treaties, rules, regulations, regulatory guidance, directives, policies, orders, or determinations of, or mandatory written direction from or agreements with, any Governmental Authority, including trade control laws, export laws, sanctions regulations, statutes, or regulations, relating to stored value, money transmission, unclaimed property, payment processing, telecommunications, unfair or deceptive trade practices or acts, anticorruption, trade compliance, anti-money laundering, terrorist financing, "know your customer," privacy, or data security.

"Bitcoin Chivo Wallet" means that certain bitcoin wallet, including the application that Ministerio de Hacienda will make available for Android, 105, and other operating systems, offered, now or in the future, to Users.

"Bitcoin Digital Platform" means the digital platform based on blockchain technology, including all features, services and products that Ministerio de Hacienda or its Entities make available to the citizens of El Salvador through hardware, software, APIs, websites or other interfaces of any type, whether presently existing or later developed, that are developed or marketed, in whole or in part, by or for any of them, or that relate to the Bitcoin Chivo Wallet.

"Chivo Website" has the meaning set forth in Section 2.3 of (Development of Chivo Website) of Athena Service Addendum 1.

"Company" has the meaning set forth in Section 1.2 (Application of MSA to Service Addendums) of this MSA.

"Company Data" has, with respect to a Service Addendum, the meaning set forth in the Service Addendum.

"Company Entities" means Company or its Affiliates that have signed a Service Addendum.

"Company Technology" means Technology that Company provides, makes available, or uses in connection with the Services.

"Confidential Information" has the meaning set forth in Section 10 (Confidentiality) of this MSA.

"Data" means Company Data, Ministerio de Hacienda Data, Personal Data and, with respect to a Service Addendum, any other data expressly included as "Data" in the Service Addendum.

"Data Breach" means (1) any unauthorized access to or use of Ministerio de Hacienda Data or Personal Data resulting from Company's or a Service Provider's breach of the data security obligations set forth in this MSA or a Service Addendum (as the case may be), including those in Section 4 (Data; Data Security) of this MSA, or (ii) Company's or a Service Provider's misuse of or unauthorized access to Ministerio de Hacienda Data or Personal Data (e.g., as a result of a breach of any data use obligations or restrictions).

"Data Security Program" means Exhibit B (Data Security Program) of this MSA.

"Disclosing Party" has the meaning set forth in Section 10.1 (Definition and Exclusions) of this MSA.

"Entity" means an individual, corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, estate, association, Governmental Authority, or other entity or organization, whether or not a legal entity.

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"Feedback" has the meaning set forth in Section 10.4 (Feedback) of this MSA. "Foreground IP" means the Bitcoin Chivo Wallet and the Chivo Website.

"Governmental Authority" means any duly authorized federal, national, supranational, intergovernmental, state, provincial, local, or other government, governmental, regulatory, or administrative authority, self-regulatory authority, governmental agency, bureau, office or commission, or any court, tribunal, or judicial or arbitral body, of competent jurisdiction.

"Intellectual Property Rights" means any and all right, title, and interest in and to any and all trade secrets, patents, copyrights, service marks, trademarks, know-how, inventions, techniques, processes, devices, discoveries or improvements, trade names, rights in trade dress and packaging, moral rights, and similar rights of any type, including any applications, continuations or other registrations with respect to any of the foregoing, under the laws or regulations of any foreign or domestic governmental, regulatory, or judicial authority.

"Losses" has the meaning set forth in Section 9.2 (Company Indemnification) of this MSA. "MSA Term" has the meaning set forth in Section 6.1 (Term) of this MSA.

"Party" or "Parties" have the meaning set forth in Section 1.2 (Application of MSA to Service Addendums) of this MSA.

"Personal Data" means any information .from, about, or that can be associated with any household, individual consumer, or any other legal person (human or non-human), including any Users, employees, and contingent workers, or that otherwise is regarded as personal data or personal information under Applicable Law, including any financial data, transaction data or other data or information related to the Bitcoin Digital Platform collected by or on behalf of Company from Users of any Services.

"Phase-Out Period" has the meaning set forth in Section 6.8 (Phase-Out Period) of this MSA.

"Receiving Party" has the meaning set forth in Section 10.1 (Definition and Exclusions) of this MSA.

"Representative" means, with respect to a specified Entity, any of its directors, officers, employees, agents, consultants, contractors, subcontractors, service providers, advisors, accountants, attorneys, or other representatives. For clarity, Company's Representatives includes its Service Providers.

"Ministerio de Hacienda" has the meaning set forth in Section 1.2 (Application of MSA to Service Addendums) of this MSA.

"Ministerio de Hacienda Claims" has the meaning set forth in Section 9.2 (Company Indemnification) of this MSA.

"Ministerio de Hacienda Data" means (i) all data collected by, stored in, used by, or circulated in or through the Bitcoin Digital Platform, (ii) all data relating to Ministerio de Hacienda's and Users' use of the Services, and (iii) any other data as specified as Ministerio de Hacienda in a Service Addendum.

"Ministerio de Hacienda Entity" means Ministerio de Hacienda or its Affiliates that have signed a Service Addendum.

"Ministerio de Hacienda Indemnified Parties" has the meaning set forth in Section 9.2 (Company Indemnification) of this MSA.

"Ministerio de Hacienda Technology" means Technology that Ministerio de Hacienda provides to Company in connection with the Services. For clarity, Ministerio de Hacienda Technology does not include Ministerio de Hacienda Data.

"Residuals" has the meaning set forth in Section 10.4 (Residuals) of this MSA

"Service Addendum" has the meaning set forth in Section 1.1 (Service Addendums) of this MSA.

"Service Addendum Term" has the meaning set forth in Section 6.1 (Term) of this MSA. "Service Fees" has the meaning set forth in Section 5.1 (Service Fees) of this MSA.

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"Service Provider" means, any Entity, other than a Company employee, who performs any of Company's obligations under a Service Addendum or who provides, directly or indirectly, any product or service to, on behalf of, or for the benefit of Company (including all other third parties downstream of any such Entity who are performing obligations or providing products or services in connection with the Service Addendum).

"Services" has the meaning set forth in Section 1.1 (Service Addendums) of this MSA.

"Taxes" has the meaning set forth in Section 5.3 (Taxes) of this MSA.

"Technology" means application programming interfaces, software development kits, software (including object and source code), applications, technical integrations, payment processing platforms, blockchain technology and any derivative technology thereof or technology necessary to use or access blockchain technology, equipment, information technology infrastructure, systems, other technology, and any updates or modifications to, and documentation (e.g., instructional materials) related to, any of the foregoing.

"Usage Information" means any data that is based on, generated or created from, or information about, the use of the Services by Ministerio de Hacienda or its Affiliates or Users (e.g., the number of transactions or the amounts of transactions).

"Users" means any user who has taken an action to use (e.g., initiated the signup process), or who is using, any Services made available pursuant to a Service Addendum for the Bitcoin Digital Platform.

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EXHIBIT B

DATA SECURITY PROGRAM

Company will maintain a comprehensive written information security program that includes technical, physical, and administrative/organizational safeguards designed to (i) ensure the security and confidentiality of Ministerio de Hacienda Data and Personal Data, (H) protect against any anticipated threats or hazards to the security and integrity of Ministerio de Hacienda Data and of Personal Data, (Hi) protect against any actual or suspected unauthorized processing, loss, or acquisition of any Ministerio de Hacienda Data and any Personal Data, and (iv) ensure the proper disposal of Ministerio de Hacienda Data and Personal Data. Company will ensure that such program satisfies all of the requirements set forth in this Exhibit B and that Company complies with all such requirements, as well as any other written information security policies, procedures, and guidelines that are applicable to the Services. As used in this Exhibit B, the terms "systems", "information systems", and the like, include all information technology systems and all other Technology. Capitalized terms used but not defined in this Exhibit B will have the meanings set forth in the MSA.

1.                    Network Segmentation. Company's systems that host Ministerio de Hacienda Data or Personal Data will be segmented from the Internet by actively managed network access controls that will restrict traffic to the minimum required for proper operation of those systems. Company's systems will also segment the Ministerio de Hacienda Data and Personal Data from other data, either via separate systems or logical segmentation.

2.                    Data Storage. Company will store all Ministerio de Hacienda Data and Personal Data in a manner that enables Company to comply with its obligations under each Service Addendum, including its obligations that require it to be able to identify Ministerio de Hacienda Data or Personal Data such as those regarding Data Breach Incident notifications and data destruction.

3.                    Personnel Screening. Company must limit access to Ministerio de Hacienda Data and Personal Data by Company's employees and Service Providers based on their respective job function and on a need-to-know basis. Company will cause all of Company's employees with access to Ministerio de Hacienda Data and Personal Data to undergo, at a minimum, background screening for criminal history and, in the case of financial related support services, financial risk, unless otherwise restricted by Applicable Law. A Company employee's or a Service Provider's access to Ministerio de Hacienda's or its Affiliates' respective systems must be revoked at the time that such employee or Service Provider no longer needs access to such systems to facilitate Company's provision of the Services.

4.                    User Authentication. Company will use multiple factor authentication protocols/methods to access Ministerio de Hacienda Data or Personal Data. All passwords used by Company in connection with Ministerio de Hacienda Data and Personal Data must meet or exceed Ministerio de Hacienda's length, complexity, and age requirements. Company will not use, and will prohibit the use of, shared credentials, with respect to accessing Ministerio de Hacienda's or its Affiliates' respective systems, or Ministerio de Hacienda Data or Personal Data residing on other systems.

5.                     Logging and Monitoring. Company must ensure that it has a process to monitor its systems and networks. This must include monitoring of the environment for external threat actors and internal abuse by Representatives. The process must include steps to follow-up on suspicious activity and investigate potential security b1-eaches. With respect to each Service Addendum, during the Service Addendum Term and for ninety (90) days thereafter, Company must ensure that relevant log data is available for analysis by Ministerio de Hacienda should the need for such information arise as part of Ministerio de Hacienda's own incident response process

6.                     Vulnerability Management and Application Security. Company will (i) operate systems to discove1- vulnerabilities on systems that protect Ministerio de Hacienda Data and Personal Data or connectivity and will remediate these vulnerabilities within a reasonable timeframe not to exceed ninety (90) days from discovery, and (ii) conduct regular security assessments of any code that Company owns or controls, and will remediate any vulnerabilities found during these assessments within a reasonable timeframe not to exceed ninety (90) days from discovery.

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7.                     Encryption.

7.1       Encryption 111 Transit Company will ensure that all access to Ministerio de Hacienda Data and Personal Data is protected by [***], or equivalent protocols. Company will only use encryption algorithms and protocols that comply with industry best practices and that are approved in the then-current version of the National Institute of Standards and Technology Special Publication 800-52. An alternative algorithm or protocol may only be used upon Ministerio de Hacienda's prior written consent

7.2       Encryption at Rest. All Ministerio de Hacienda Data and Personal Data at rest in persistent storage (such as spinning disk, SSD, and flash drive or other removable media) must be encrypted. The granularity of encryption will be commensurate with the use case and risks of this data (for example, on a single-user system, whole-disk encryption will meet the requirement, but on a multi-tenant system with registered data, field-level encryption is required).

8.                     PCI Compliance. If Company stores, accesses, or processes any Payment Card information in connection with the Services, Company represents and warrants that it will, and each of the Service Providers will, (i) at all times comply with and will have a program to assure its continued compliance with the Payment Card Industry Data Security Standards ("PCI DSS") published by the PCI Security Standards Council, as the PCI DSS may be amended, supplemented, or replaced from time to time; (ii) report in writing to Ministerio de Hacienda, at least annually, proof of such compliance with the PCI DSS, as determined by a Qualified Security Assessor (OSA); and (iii) promptly report in writing to Ministerio de Hacienda upon becoming aware of Company's or a Service Provider's non-compliance or likely non-compliance with PCI DSS for any reason.

9.             Cooperation with Ministerio de Hacienda Security Investigations. Company agrees to fully cooperate with Ministerio de Hacienda in security investigations, except to the extent prohibited by Applicable Law. Company will provide any and all logs surrounding the systems that are under investigation using the following requirements:

Logging of the systems and network should include details about the access and actions of the users, errors, events, etc. across all its information systems.

•	These logs must be protected and not removed or modified by unauthorized Entities.

•	Ninety (90) days of relevant log data must be readily available - with historic data securely warehoused separately — for analysis by Ministerio de Hacienda should the need for such information arise.

•	All systems administrator logs and user logs should be registered, regardless of the privileges any system administrator or user has.

•	All systems should be configured with the same time and date; Network Time Protocol (NTP) for clock synchronization is required.

Except when prohibited by Applicable Law, upon Company having knowledge that a Company employee or other Representative of Company has violated any of the data use or data security obligations or restrictions in a Service Addendum or has caused Company to violate any agreement between Company and Ministerio de Hacienda, Company will provide Ministerio de Hacienda information regarding such violation.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

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10.             Security Reports and Assessments.

10.1             Security Report.

Within one hundred eighty (180) days of the effective date of a Service Addendum; and within ten (10) days of each anniversary thereof (or as may otherwise be reasonably requested by Ministerio de Hacienda), Company will deliver to Ministerio de Hacienda a report prepared (no more than one (1) year prior to such date) by an audit firm and such report must describe Company's systems and security controls implemented and used at the locations involved in Company's provision of the Services governed by the Service Addendum (such report, the "Security Report"). The third-party auditor must be a widely-used and reputable auditor in the financial services industry in the applicable jurisdiction and with respect to the United States must be a national major auditing firm. The Security Report must be a SOC 2 Type II report that has been prepared in accordance with the American Institute of Certified Public Accountants' Trust Service Principles/Criteria (including security, availability, processing integrity, confidentiality, and privacy). Where a SOC 2 Type II report cannot be procured or where it is not a common report in the applicable jurisdiction, Company may provide a mutually agreed upon widely accepted equivalent (e.g., a SOC2 Type I report during an initial period). Company will use its best commercially reasonable efforts to cause each Service Provider to also provide Ministerio de Hacienda a Security Report in accordance with the foregoing requirements.

10.2             Security Assessment.

If Company or a Service Provider faits to comply with the Security Report obligations set forth above in Section 10.1 (Security Report), then, at any time, Ministerio de Hacienda will have a right to perform a security assessment (as set forth in this Section 10.2) on Company or such Service Provider. During any period of time in which Ministerio de Hacienda has the right to perform a security assessment on Company or a Service Provider, upon five (5) days' advanced written notice (except in emergency situations, where as much notice as reasonably practicable will be given), Company will permit, or will cause the Service Provider to permit, Ministerio de Hacienda or its designated Representative to review and access Company's or the Service Provider's (as applicable) books, records, third-party audit and examination reports, systems, facilities, controls, processes, procedures, and information regarding: (i) the use, processing, storage, treatment, and security of data, including Ministerio de Hacienda Data and Personal Data; (ii) the management of employees and Service Providers, including with respect to the foregoing obligations in Section 3 (Personnel Screening); and (iii) in the event of a Data Breach Incident (as defined in Section 12 (Data Breach) below), to locate the source and scope of the breach and provide Ministerio de Hacienda with any material information related to Ministerio de Hacienda, its Affiliates, Users, Ministerio de Hacienda Data, or Personal Data, with respect to such Data Breach incident (any such review and access, a "Security Assessment"). Any such Security Assessment will be conducted during normal business hours and in a manner designed to cause minimal disruption to Company's or the Service Provider's (as applicable) ordinary business activities. For purposes of this provision, an emergency situation will include any situation posing imminent risk of harm or damage (as determined by Ministerio de Hacienda) to Ministerio de Hacienda's or its Affiliates' respective systems or data, including the Bitcoin Digital Platform, Ministerio de Hacienda Data, or Personal Data, or any situation that could expose Ministerio de Hacienda or its Affiliates to legal, financial, or business liability, or cause Ministerio de Hacienda or its Affiliates to violate any Applicable Law.

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10.3              Correction of Non-Compliance.

If a Security Assessment or Security Report reveals any non-compliance by Company or a Service Provider of its obligations under or in connection with a Service Addendum, Company will promptly remedy, or cause the Service Provider to promptly remedy, such non-compliance at its sole expense, and Ministerio de Hacienda or its designated Representative may perform, upon Ministerio de Hacienda's notice to Company, at any time, subsequent Security Assessments to verify the sufficiency of such remedial efforts and ongoing compliance with such obligations. Company will be responsible for, and promptly reimburse Ministerio de Hacienda for, the cost of any Security Assessment that reveals noncompliance by Company or any Service Provider.

11.             Incident Response. Company must ensure an incident response ("IR") program is in place following industry best practices. The process should include steps to follow-up on suspicious activity and investigate potential or actual security breaches in line with the following:

•	Detection. An initial assessment and triage of any suspicious activity or other suspected incident must be conducted within twelve (12) hours of detection. An initial incident report — quantifying and categorizing the incident — must be drafted for information technology personnel or information security officers and shared with Ministerio de Hacienda no more than seventy-two (72) hours after detection for analysis.

•	Analysis (active IR required). A complete assessment and triage of the incident, including containment, eradication, evidence preservation, and initial recovery must be conducted.

•	Recovery (no active IR required). The final collection of evidence, analysis and forensic investigation, including remediation and full recovery, must be conducted. A full incident report must be shared with Ministerio de Hacienda within twenty-four (24) hours of the termination of this phase.

•	Post-incident (actions). Once the incident is adequately handled, the IR team must issue a 'post mortem' report detailing the cause and cost of the incident and the steps the organization should take to prevent future incidents.

12.              Data Breach. If Company becomes aware of any unauthorized access to or misuse of Ministerio de Hacienda Data or Personal Data or Company's or a Service Provider's Technology that stores or has access to Ministerio de Hacienda Data or Personal Data (a "Data Breach Incident"), Company will: (i) immediately notify Ministerio de Hacienda of such Data Breach Incident (which, in any case, may not occur more than seventy two (72) hours after becoming aware that such Data Breach Incident may have occurred), and (ii) will work with Ministerio de Hacienda's security staff to contain, mitigate, and resolve the Data Breach Incident in accordance with the IR protocols set forth in this Exhibit. Such notice will describe when and where the Data Breach Incident occurred, the effect on Ministerio de Hacienda, its Affiliates, the Users, Ministerio de Hacienda Data, and Personal Data, and Company's planned corrective action in response to the Data Breach Incident.

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13.              Destruction of Data. With respect to a Service Addendum, Company will destroy Ministerio de Hacienda Data and Personal Data within its possession or control upon the later of the time that (i) that such Ministerio de Hacienda Data or Personal Data (as applicable) is no longer required for Company to perform its obligations under the Service Addendum (including any obligations that survive expiration or termination of the Service Addendum), or (ii) Company no longer needs to retain such Ministerio de Hacienda Data or Personal Data (as applicable) to comply with Applicable Law. For clarity, in the case of (i) or (H), Company will only retain the minimum amount of Ministerio de Hacienda Data or Personal Data (as applicable) required for Company to perform its obligations or comply with Applicable Law (as applicable) and for only so long as required. Company will, (a) destroy such data, and any derivative works thereof, within a reasonable period not to exceed ninety (90) days from such time set forth in the foregoing (i) or (ii), (b) use industry best practices to ensure that the data cannot be recovered, and (c) certify in writing to Ministerio de Hacienda that it has met the foregoing obligations. Upon Ministerio de Hacienda's request, Company will destroy all Ministerio de Hacienda Data or Personal Data specified by Ministerio de Hacienda, including as required for Ministerio de Hacienda to comply with Applicable Law (e.g., Ministerio de Hacienda's requirement under Applicable Law to delete Personal Data in response to a User's request). Company will cause the Service Providers to comply with the foregoing data deletion requirements with respect to any Ministerio de Hacienda Data or Personal Data within their possession or control.

14.                 Service Providers. Company will use reasonable best efforts to cause all Service Providers to comply with (i) all data use, disclosure, and retention rights and restrictions, and data security obligations, that apply to Company under a Service Addendum, and (ii) comply with the obligations set forth in this Exhibit B as if each such Service Provider was Company hereunder, including with respect to, each such Service Provider's personnel, systems, and networks, and the Ministerio de Hacienda Data and Personal Data it possesses, controls, or can otherwise access in connection with a Service Addendum.

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EXHIBIT C

FORM OF SERVICE ADDENDUM

This Service Addendum ("Service Addendum") is hereby entered into by [Company Entity], a [Company Type] organized and existing under the laws of [Company State and Country], ("Company Entity"), and [Ministerio de Hacienda Entity] ("[Ministerio de Hacienda Entity]"), and is effective as of [•] ("Service Addendum Effective Date"). The Service Addendum adopts and incorporates by reference the terms and conditions of the Master Services Agreement (the "MSA") entered into by [Company Name] and [Ministerio de Hacienda de El Salvador], effective as of [MSA Effective Date]. In this Service Addendum, Company Entity and Ministerio de Hacienda Entity are each referred to as a "Party" or collectively as the "Parties". Capitalized terms used but not defined in this Service Addendum will have the meanings set forth in the MSA.

1.                  Defined Terms. For purposes of this Service Addendum, the following terms will have the following meanings:

"Defined Term 1" means [definition]. "Defined Term 2" means [definition]. "Defined Term 3" means [definition].

2.                  Scope of Services.

[Insert Scope of Services for this Service Addendum]

3.                       Permitted Service Providers.

Pursuant to Section 2.6 of the MSA, Ministerio de Hacienda Entity hereby provides consent for the following Service Providers to perform Services for Company Entity in connection with this Service Addendum:

•       [List of Service Providers]

4.             Work Schedule and Deliverables. The relevant milestones, completion dates, and terms associated with this Service Addendum are as follows:

Line Item	Service	Completion Date
1
2
3

The relevant deliverables associated with this Service Addendum are as follows:

Line Item	Description of Deliverable	Delivery Date	Delivery Location
1

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5.             Fees. The Service Fees associated with the Services set forth in this Service

Addendum are as follows:

Item	Fees Structure	Responsible Party

Total:

6.                 Service Addendum Term. This Service Addendum will terminate on the last Completion Date for the Services identified above, unless terminated earlier in accordance with Section 6 of the MSA.

7.                  Reporting.

[Insert Reporting provision for this Service Addendum]

8.                 Relationship Management.

[The Ministerio de Hacienda RM Team for this Service Addendum consists of the following individuals: [•]]

9.                 Representatives.

[Ministerio de Hacienda designates the following Representatives for this Service Addendum: [•]]

10.               Data Use, Disclosure and Retention.

[Insert provision regarding the use, disclosure and retention of Data by the Company/Company Entity]

11.               Audit.

[Insert applicable Audit provisions for this Service Addendum]

12.               Performance Bond.

[Insert details about any Performance Bond that is required for this Service Addendum.]

13.               Other Service Addendum-Specific Terms and Conditions.

[Insert Specific Terms and Conditions for this Service Addendum]

[SIGNATURE PAGE FOLLOWS]

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By signing below, each Party acknowledges that it has read, and agrees to, all the terms of this Service Addendum.

[COMPANY ENTITY]	[MINISTERIO DE HACIENDA ENTITY]

Signature:	Signature:

Name:	Name:

Title:	Title:

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